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Exhibit 10.5

[Williams Communications Logo]

        This Telecommunications Services Agreement ("Agreement") is made this 12th day of June, 2002, by and between Williams Communications, LLC, a Delaware limited liability company ("Williams"), and VitalStream, Inc., a Delaware corporation ("Customer").

        1.    Services.    Customer agrees to purchase from Williams and Williams, itself or through an affiliate, agrees to provide telecommunications services as specified in accepted Service Orders, according to the terms and conditions in this Agreement. Williams provides specified Services in accordance with its applicable Service Schedules in effect at the time Service is ordered, which may be attached or separately executed. All Services are subject to availability and approval of Customer's credit by Williams.

        2.    Incorporated Materials.    Customer affirms that it has reviewed and assented to all material posted on Williams' Customer Service Website to which this Agreement refers, and agrees to be bound to those terms and conditions as if fully set forth herein.

        3.    Effective Date and Term.    This Agreement shall become effective on the date written above ("Effective Date"), shall continue for two years from the Effective Date, and shall then automatically renew for successive one-month periods ("Renewal Terms"), unless either party gives written notice to the other party of non-renewal, such notice to be delivered at least sixty (60) calendar days before the end of the Term or the Renewal Term.

        4.    Payment Terms and Charges.    All amounts stated on each monthly invoice are due and payable within thirty (30) calendar days of the date of the invoice ("Due Date"). Customer agrees to remit payment via Automated Clearinghouse ("ACH") or wire transfer to Williams Communications, LLC in care of: Bank of Oklahoma, Tulsa, Ok, ABA # 103900036, Account # 010649443 (Williams Communications, LLC), or such other bank or account as Williams may in writing direct Customer to remit payment. In the event Customer fails to make full payment of undisputed amounts by the Due Date, Customer shall also pay a late fee in the amount of the lesser of (i) one and one?half percent (1 1/2%) per month or (ii) the maximum lawful monthly rate under applicable state law, of the unpaid balance which amount shall accrue from the Due Date ("Late Fee"). Williams may make billing adjustments: for On-Net Services for a period of one (1) year after the date a Service is rendered, and for Third Party Services for a period of two (2) years after the date a Service is rendered.

        5.    Billing Disputes.    (a) Upon disputing any charges, Customer shall: (i) pay all undisputed charges by the Due Date; (ii) present by the Due Date a written statement of amounts disputed in good faith in reasonable detail with supporting documentation; and, (iii) negotiate in good faith to resolve any dispute within sixty (60) calendar days. (b) Disputed charges mutually agreed upon and in favor of Williams, with a Late Fee, will be paid within five (5) business days of the resolution. Disputed charges mutually agreed upon and in favor of Customer will be credited to Customer and no late fees shall apply. (c) If the Parties fail to resolve the dispute within the sixty day period (unless Williams agrees to extend such period), all disputed amounts and a Late Fee will be due and payable on the sixtieth (60th) day following the Due Date.

        6.    Right to Assurance.    If a Customer suffers a material adverse change in its financial condition, Williams may: (a) request adequate assurance of Customer's performance per applicable law; or, (b) decline to accept a Service Order.

        7.    Default, Suspension of Service, and Termination.    A "Default" shall occur if (a) Customer fails to make payment as required under this Agreement and such failure remains uncorrected for five (5) calendar days after written notice from Williams; or (b) either party fails to perform or observe any material term or obligation contained in this Agreement, (other than (i) Customer's obligation to make payment or (ii) Williams' obligation to provide Service in accordance with the applicable Technical Specifications which is not a default but entitles Customer to exclusive remedies) and any such failure remains uncorrected for fifteen (15) calendar days after written notice from the non-defaulting party. If

Customer uses the Services for any unlawful purpose or in any unlawful manner, or violates Williams' Acceptable Use Policy posted on Williams' website, Williams shall have the right immediately to suspend and/or terminate any or all Services hereunder without notice to Customer. In the event of a Customer Default for any reason, Williams may: (i) suspend Services to Customer; (ii) cease accepting or processing orders for Services; (iii) withhold delivery of Call Detail Records (if applicable); and/or (iv) terminate this Agreement. If this Agreement is terminated because of a Customer Default, such termination shall not affect or reduce Customer's minimum monthly commitments required under this Agreement, if applicable; and, all Early Termination Charges shall apply. Williams shall at all times be entitled to all rights available to it at law or in equity; and, Customer agrees to pay Williams' reasonable expenses (including attorney and collection agency fees) incurred in the enforcement of Williams' rights in the event of a Customer Default. In the event of a Williams' Default, Customer's sole and exclusive remedy shall be termination of the Agreement and receipt of any applicable refund. Customer will, however, remain liable for all charges incurred for Services provided prior to Customer's termination of this Agreement. In addition to the rights and remedies stated in this Section 7, Customer shall have the right, within sixty (60) days of the Effective Date, to terminate this Agreement for any reason, however, Customer shall remain liable for all charges incurred for Services provided prior to Customer's termination of this Agreement in addition to any early termination charges associated with Third Party Services.

        8.    Taxes.    If any taxes (excluding taxes based on Williams' net income or capital or any property taxes but not Universal Service Fund charges), fees, surcharges, or other charges or impositions are asserted against Williams as a result of Williams' sale of Services or Customer's use of Services by any local, state, national, international, public or quasi-public governmental entity or foreign government or its political subdivision, including without limitation, any tax or charge levied to support the federal Universal Service Fund contemplated by the Telecommunications Act of 1996, or any state or foreign equivalent ("Additional Charges"), Customer agrees to pay any such Additional Charges, together with a one percent (1%) administrative fee, and indemnify Williams from for any liability or expense associated with such Additional Charges.

        9.    Limitation of Liability.    IN THE EVENT OF ANY BREACH OF THIS AGREEMENT OR ANY FAILURE OF THE SERVICES, WHATSOEVER, NEITHER WILLIAMS NOR ANY WILLIAMS' PROVIDER SHALL BE LIABLE FOR ANY DIRECT (except for express remedies specified in this Agreement), INDIRECT, CONSEQUENTIAL, SPECIAL, ACTUAL, INCIDENTAL, PUNITIVE OR ANY OTHER DAMAGES, OR FOR ANY LOST PROFITS OF ANY KIND OR NATURE WHATSOEVER, EVEN IF WILLIAMS OR THE WILLIAMS' PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR LOSS. NOTHWITHSTANDING THE FORGEOING, BOTH PARTIES SHALL BE LIABLE FOR ANY AND ALL DIRECT DAMAGES RESULTING FROM BODILY INJURY OR PROPERTY DAMAGED TO THE EXTENT DIRECTLY AND PROXIMATELY CAUSED BY SUCH PARTY'S NEGLIGENCE, GROSS NEGLIGENCE, RECKLESS OR WRONGFUL MISCONDUCT.

        10.    Warranty and Disclaimer of Warranty.    WILLIAMS WARRANTY AND DISCLAIMER OF WARRANTY WITH RESPECT TO ANY SERVICE IS SET FORTH ON THE APPLICABLE SERVICE SCHEDULE. WILLIAMS DISCLAIMS ALL OTHER WARRANTIES WHETHER EXPRESS OR IMPLIED INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NO WARRANTY IS MADE OR PASSED ON WITH RESPECT TO ANY THIRD PARTY SERVICES.

        11.    Terms and Execution.    This Agreement includes the additional provisions stated on the reverse side of this page. The signatures below represent the parties' agreement to be bound as set forth in this Agreement.

VITALSTREAM, INC.	WILLIAMS COMMUNICATIONS, L.L.C.:
By: /s/ David R. Williams	By: /s/ David Young
Printed Name: David R. Williams	Printed Name: David Young
Title: VP Operatings	Title: VP IP Services
Date: 6/12/02	Date of Signature: 6/27/02

        12.    Exclusive Remedies.    Except as otherwise specifically provided for herein, the remedies set forth in this Agreement comprise the sole and exclusive remedies available to Customer at law or in equity.

        13.    Compliance with Law.    Use of the Services shall be in accordance, and comply, with all applicable laws, regulations, and rules. Customer shall obtain all approvals, consents and authorizations necessary to conduct its business and initiate or conduct any transmissions over any facilities covered by this Agreement.

        14.    Indemnity.    (a) Customer and Williams shall defend, indemnify and hold harmless the other from and against any and all claims for damage to tangible property or bodily injury, including claims for wrongful death, to the extent that such claim arises out of the negligence or wrongful misconduct of the respective indemnifying party, its employees, agents, or contractors in connection with this Agreement or the provision of Services hereunder. (b) Customer will defend, indemnify and hold harmless Williams and its officers, directors, employees, contractors and agents from and against any loss, debt, liability, damage, obligation, claim, demand, judgment or settlement of any nature or kind, known or unknown, liquidated or unliquidated, including without limitation, all reasonable costs and expenses incurred including all reasonable litigation costs and attorneys' fees arising out of, resulting from or based upon any complaint, claim, action, proceeding or suit of any third party based upon an alleged defect in or failure of Service, failure to obtain approval, consent, or authorization, or based on Customer's violation of any law or any rule or regulation.

        15.    Force Majeure.    Williams may adjust or suspend its performance to the extent performance is beyond Williams' reasonable control for reasons including, without limitation, Acts of God, fire, explosion, atmospheric conditions such as rain fade, cable cut, governmental action, or national emergencies, war, riot, insurrection, terrorism, vandalism, or labor difficulties such as work stoppages, strikes, or lockouts.

        16.    Proprietary Information.    Except as required by law or stock exchange rule, the terms and conditions of this Agreement and all documents referenced herein including invoices are confidential and shall not be disclosed without prior written consent of the other.

        17.    Interstate Service Representation.    Unless Williams specifically offers an intrastate Service as set forth in an applicable Service Schedule, Williams requires that more than ten percent (10%) of the transmissions on each circuit shall be interstate transmissions or foreign transmissions as those terms are defined in 47 U.S.C. Sections 153(17) and 153(22). Williams and its affiliates shall not be obligated to make available intrastate Service, e.g., any Service on a circuit with end points within a single state or service on a circuit which originates/terminates at points both of which are situated within a single state unless Customer represents in writing that such interexchange Service or circuits shall be used to carry more than ten percent (10%) interstate or foreign telecommunications. If it is determined at any time that such Service or circuit is subject to regulation by a U.S. State regulatory agency, the Service or circuit may be provided by Williams or its affiliates pursuant to applicable state laws, regulations and applicable tariffs, or Williams and its affiliates may discontinue provision of the affected Service or circuit.

        18.    Third Party Services.    Williams may arrange on behalf of Customer for services to be provided by a third party ("Third Party Services"), such as local access Services, off-net interexchange services, or third party provided international service. Local access services are subject to Section 19 below. When Customer requests international service, Williams may arrange for the foreign end of the Service or for a portion of the foreign end of the Service to be provided by a third party carrier licensed in the relevant foreign point. In some cases, Williams may be unable to, and Customer may be required to, arrange the foreign end of such Service with a foreign carrier. Although this Agreement governs the terms of Williams' arrangement of Third Party Service, the service level parameters and related warranties (if any), pricing, surcharges, outage credits, required commitments, termination liability, limitations, and other service-specific terms of the Third Party Service shall be those of the provider of the Third Party Services ("Third Party Provider").

        19.    Ordering Local Access Service.    (a) Customer shall execute a Letter of Agency, in a form provided by Williams, authorizing Williams to interact directly with local access provider(s) to obtain the local access Service. (b) Customer shall pay all charges including, without limitation, monthly charges, usage charges, installation charges, non-recurring charges, or applicable termination/cancellation charges, of the local access provider(s). (c) When Williams orders local access Services for Customer, Williams shall provision and coordinate the installation of the Service, and conduct the initial testing of an interconnection between the Williams' Service and the local access Service. (d) Local access Service ordered by Williams shall accrue at the then-current tariff rate (or the standard published rate, if there is no tariff rate) of the Service provider; and any changes in that rate will be passed through to the Customer. (e) When Williams orders local access Services, Williams will not begin billing Customer for local access Services until related Williams Services are turned up. (f) Customer may order its own local access Services from a vendor who has established entrance facilities in a Williams' point of presence or other vendors with Williams' prior written permission. (g) When Customer orders its own local access Service, its provider shall directly bill Customer for Services. In addition, Williams may charge Customer for any associated entrance facility or mileage charges if it provides carrier facility assignment ("CFA") to Customer. (h) Customer shall ensure that the Customer-ordered local access Services are turned up at the same time as the Williams' Services and shall be obligated to pay for Williams' Services regardless of whether the Customer ordered local access Services are ready. (i) Williams shall not be obligated to provision any local access Service except in connection with a Service Order for Williams' on-net Services.

        20.    Disconnection.    Customer may disconnect any Service after installation by providing written notification to Williams sixty (60) days in advance of the effective date of the disconnection and paying to Williams an "Early Termination Charge" in an amount equal to the monthly recurring charges associated with the Service Term less any monthly recurring charges already paid, any non-recurring payments not yet paid by Customer, and any termination liability associated with local access Service or any other Third Party Service.

        21.    Provisioning.    Williams' Service Order provisioning process is found at http://www.williamscommunications.com/network/customer-service/delivery-process.html.

        22.    Notices.    All legal notices to be sent to a party pursuant to this Agreement shall be in writing and deemed to be effective upon (i) personal delivery, (ii) three (3) business days after mailing certified mail return receipt requested if mailed within the domestic U.S., or (iii) on the day when the notice has been sent by facsimile if sent during business hours and followed by private courier, or express mail priority, next-day delivery. The Full Business Address for purposes of notice under this Section as well as telephone voice and facsimile numbers shall be:

Williams Communications, LLC 100 South Cincinnati, TC-6H One Technology Center, 6th Floor Tulsa, Oklahoma 74103 Telephone: (918) 547-2005 Fax: (918) 547-0460 Attention: Contract Management	VitalStream, Inc. 1 Jenner, #100 Irvine, California 92618 Telephone: (949) 743-2033 Fax: (949) 453-8686 Attention: Philip N. Kaplan

With a copy to: General Counsel Williams Communications, LLC One Technology Center, TC15-A Tulsa, Oklahoma 74103 Telephone: (918) 547-5057 Fax: (918) 547-2360	For billing issues to: VitalStream, Inc. 1 Jenner, #100 Irvine, California 92618 Telephone: (949) 743-2012 Fax: (949) 727-9660 Attention: Pat Deane, Controller

        23.    Miscellaneous.    (a) Customer shall not assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of Williams, which shall not be unreasonably withheld. Notwithstanding the foregoing, if Customer sells, exchanges or otherwise disposes of all or substantially all of the assets of, or Customer's interest in, any business unit in which Services are used, then Customer shall have the right, upon written notice to Williams to assign to such third party all applicable licenses, warranties, maintenance schedules and rights granted under this Agreement with respect to such Services; provided that the third party agrees to be bound by all obligations of Customer to Williams that pertain to the Service. (b) This Agreement shall be governed by the laws of the State of Delaware without regard to choice of law principles. (c) No rule of construction requiring interpretation against the draftsman hereof shall apply in the interpretation of this Agreement. (d) The provisions of this Agreement are for the benefit only of the parties hereto, and no third party may seek to enforce or benefit from these provisions. (e) If any term or provision of this Agreement shall be determined to be invalid or unenforceable by a court or body of competent jurisdiction, then: (i) both parties shall be relieved of all obligations arising under such provision and this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it valid and enforceable while preserving its intent; and (ii) the remainder of this Agreement shall be valid and enforceable. (f) The failure of either party to enforce any provision hereof shall not constitute the permanent waiver of such provision (g) No termination of this Agreement shall affect the rights or obligations of either party: (i) with respect to any payment for Services rendered before termination; or (ii) pursuant to other provisions of this Agreement that, by their sense and context, are intended to survive termination of this Agreement, including without limitation, indemnification and limitation of liability. (h) This Agreement, appurtenant schedules and service orders, consist of all the terms and conditions contained herein. This Agreement constitutes the complete and exclusive statement of the understanding between the parties and supersedes all proposals and prior agreements (oral or written) between the parties relating to Services provided hereunder. (i) Customer represents that it is a telecommunications carrier under the Communications Act of 1934, as amended or under the laws of the jurisdiction where it operates. (j) Customer acknowledges that the provisioning of interstate telecommunications services by Williams to Customer for resale is conditioned upon Customer's submission of a copy of its FCC Registration Information (Blocks 1 & 2 of the Telecommunications Reporting Worksheet, FCC Form 499-A) or FCC Filer 499-A Identification number to Williams, evidencing that Customer has properly registered with the Federal Communications Commission ("FCC"). (k) Subject to Section 16 "Proprietary Information", the parties contemplate and agree that publication of information relating to this Agreement may occur through press releases, articles, interviews, marketing materials, online materials, and/or speeches ("Publicity"). Both parties must approve the content of any such Publicity prior to its publication, which approval shall not be unreasonably withheld.

        This Service Schedule for Dedicated Internet Access Service is subject to that Telecommunications Services Agreement No.                          ("TSA") by and between Williams Communications, LLC ("Williams"), and Customer.

1.1.    Dedicated Internet Access Service Description.    Dedicated Internet Access service provides Customer a dedicated high-speed connection to the Internet. Customer can select from several connectivity options, speeds, and billing methods as outlined in the following sections. Dedicated Internet Access service only provides access to the Internet and to other Dedicated Internet Access customers within the Williams Network. It does not provide Customer with connectivity to other Customer sites that are not connected to the Internet. IP addresses and/or secondary DNS are also available.

1.2.    Connectivity and Speeds.    Customer may choose from connectivity and port speed options listed in the table below. Additional options may be available on an individual case basis.

Table N.1—Dedicated Internet Connectivity and Speed Options

Access/Port Speed	DS-1	Ethernet	DS-3	Fast Ethernet	OC-3	OC-12	Gigabit Ethernet
PPP	Yes	NA	Yes	NA	Yes	Yes	NA
Frame	Yes	NA	Yes	NA	Yes	NA	NA
ATM	Yes	NA	Yes	NA	Yes	Yes	NA
SONET	NA	NA	NA	NA	Yes	Yes	NA
ETHERNET	NA	Yes	NA	Yes	NA	NA	Yes

        2.    Pricing Options.    Customer can choose from Flat Rate, Tiered, Burstable, and Peak Usage pricing. The Customer's Service Order will specify the monthly recurring charge for each.

  a.
  Flat Rate Pricing.    A Flat Rate circuit is provisioned as a full circuit giving Customer the ability to use the entire port. The monthly recurring charge is fixed each month and does not change due to usage of the circuit.

  b.
  Tiered Pricing.    A Tiered circuit is provisioned as a fractional circuit limiting the amount of traffic Customer can send and receive. Customer subscribes to a pre-defined tier identified on Customer's Service Order. The monthly recurring charge is fixed each month based on subscribed tier and does not change due to usage of the circuit. Tiered pricing is only available if Customer uses Frame Relay or ATM access methods.

  c.
  Burstable Pricing.    A Burstable circuit is provisioned as a full circuit giving Customer the ability to use the entire port but receive a monthly invoice for a fractional circuit. Customer subscribes to a pre-defined burst range identified on Customer's Service Order. The monthly recurring charge is fixed each month based on the subscribed burst range. At the end of the month, Williams reconciles Customer's port usage to determine if burst charges apply. If Customer's port usage falls into a range higher than the subscribed burst range, then Customer's next invoice will reflect a burst charge equal to the difference between the charge associated with the higher burst range and the Customer's subscribed burst range. If the Customer's port usage is lower than the minimum of the subscribed burst range, Customer is invoiced at the subscribed level. When Customer's port usage falls into a level higher than the subscribed burst range to for three (3) consecutive months, Williams will change the Customer subscription to the higher burst range and increase the monthly recurring charge accordingly. The Customer's port usage in a given month shall be the higher of either inbound or outbound traffic measured at the ninety-fifth percentile (95%) (remove top 5% of total traffic readings) based on traffic sampled every two and one-half (2.5) minutes and aggregated in fifteen (15) minute increments, as determined by Williams.

  d.
  Peak Usage Pricing.    A Peak Usage circuit is provisioned as a full circuit giving Customer the ability to use the entire port. If a minimum port usage (Mbps) commitment is identified on the Customer's Service Order, the monthly recurring charge is equal to the usage charge for the commitment level and no static port charge is applied. If no minimum port usage commitment is identified, the monthly recurring charge is a static port charge. At the end of the month, Williams reconciles Customer's port usage to determine if usage charges apply. Usage charges are applied to the following month's invoice based on Customer's port usage for the preceding month. Usage charges may vary from month to month and are calculated by multiplying the port usage (Mbps) by the usage rate ($/Mbps). If a minimum port usage commitment is identified, the port usage is equal to the difference between Customer's port usage and the usage commitment. If the Customer's port usage is less than the minimum port usage commitment, Customer's monthly recurring charge will not change. The Customer's port usage in a given month shall be the higher of either inbound or outbound traffic measured at the ninety-fifth percentile (95%) (remove top 5% of total traffic readings) based on traffic sampled every two and one-half (2.5) minutes and aggregated in fifteen (15) minute increments, as determined by Williams.

        3.    Service Order Term.    Each Service Order placed under this Agreement shall have its own term, as indicated on such Service Order ("Service Term"). In the event Customer requests a month-to-month term and the month-to-month term continues for a period of six (6) months, the month-to-month terms shall convert to a one (1) year Service Term, and Customer shall be responsible for any applicable termination/cancellation charges associated with a one (1) year Service Term. At the end of the Service Term for any Service Order such Service Order shall continue on a month-to-month basis ("Extension Period") unless either party gives written notice to the other that the circuit(s) described in such Service Order shall be disconnected, such notice to be delivered at least sixty (60) calendar days before the end of the Service Term, or if during the Extension Period, then upon at least thirty (30) calendar days' written notice. Customer's charges, as set forth in this Agreement, for Services provided by Williams during the Service Term shall continue to apply to Customer's Service on a month-to-month basis for term and pricing conditions throughout any Extension Period, unless modified pursuant to the terms of this Agreement. Unless Customer is in default, any Service being provided at the time of termination of this Agreement shall continue upon the terms and conditions of this Agreement until end of the Service Term or any applicable Extension Period Service as specified in the applicable Service Order or until such Service Order is terminated pursuant to the third sentence of this section; provided, however, that Customer may not order any new Service until Customer and Williams have entered into a new agreement or mutually agreed in writing to extend this Agreement. Customer will be eligible for promotional pricing as it relates to the Services being ordered. Notwithstanding the foregoing, in the event Customer requests a month-to-month term for any of the Services, to satisfy requirements for unique events, pricing for such term shall be based on the pricing within each Service Schedule, and the non-recurring charges will be calculated on the standard rate times two (x2).

        4.1.    Pricing Schedules.    Pricing for Dedicated Internet Services shall be reflected in the Customer's Service Order and is subject to change upon thirty (30) calendar days written or electronic notice by Williams to Customer. Price changes shall only be effective on a going-forward basis and shall not apply to Service Orders previously placed by Customer and accepted by Williams prior to the effective date of the respective price change.

        4.2.    Non-Recurring Charges.    Non-Recurring Charges may be incurred for Dedicated Internet Access Services. Non-Recurring Charges are set forth in Table N.2 below.

        [Pricing Information in the following table is omitted pursuant to Rule 24b-2, filed separately with the Securities and Exchange Commission and is subject to a confidential treatment request.]

Table N.2—Non-Recurring Charges

	DS-1	Ethernet	DS-3	Fast Ethernet	OC-3	OC-12	Gigabit Ethernet
New Order Installation
Change Of Service Date Charge (1st change free)
Change Of Service Order Charge
Pre-engineering
Post-engineering
Order Cancellation
Pre-engineering
Post-engineering
Reconfiguration
Access Service Request (ASR)
Access Service Request (ASR) Change
Order Expedite

        In addition to the above charges, Customer is required to reimburse Williams for any Third Party Provider charges relating to Customer's service. Non-Recurring Charges not described above will be considered special requests and will be handled on an individual case basis. All of the charges stated above are subject to change with thirty (30) calendar days notice. A complete description of the above charges is published at http://www.williamscommunications.com/network/customer-service/process-policy.html.

        4.3.    Miscellaneous.    Customer should be aware that from time to time, third-party charges are levied to Williams after submission of the original Service Order from Customer. Williams may be obligated to pass these charges to Customer. Williams will inform Customer of any such charges before the charges are passed to Customer. Williams cannot commit that all charges related to any requested Service will always be on the original Service Order.

        4.4.    Commitment Level Charges.    If Customer chooses to increase its commitment level charges (which shall be set forth in a Service Order) in order to obtain a lower per megabit pricepoint, Customer shall provide Williams with written notice of its intent. If Williams receives Customer's request to increase its commitment level charges by the 10th day of the calendar month, then Customer's new per megabit pricepoint shall become effective the first day of the following calendar month. If Williams receives Customer's request to increase its commitment level charges after the 10th day of the calendar month, then Customer's new per megabit pricepoint shall become effective the first day of the second calendar month following the month Williams receives the written request from Customer.

        5.1.    Outage Credits/Excessive Outage.    Customer acknowledges the possibility of an unscheduled, continuous and/or interrupted period of time during which Dedicated Internet Service fails to conform due to an "Outage" (defined as failure to conform to the Network Availability, Latency, and Packet Loss technical specifications outlined in Section 6 below). An Outage shall begin upon the earlier of Williams' actual knowledge of the Outage or Williams' receipt of notice from the Customer of the Outage. In the event of an Outage, Customer shall be entitled to a credit ("Outage Credit") upon Williams' receipt of Customer's written request for such Outage Credit. The amount of the Outage Credit for Dedicated Internet Service shall be an amount equal to 1/30 of the monthly recurring charge for each hour, or portion of an hour, in excess of one (1) hour during any month that the affected Service fails to conform, with a maximum Outage Credit during any one month of one half of a month's total monthly recurring charges for the affected Service. If Customer experiences five (5) or more Outages in any eight (8) month period ("Excessive Outage"), Customer shall have the right to terminate this Agreement, however, Customer shall remain liable for all charges incurred for Services provided prior to Customer's termination of this Agreement.

        5.2.    Remedy.    Except in the event of an Excessive Outage, the Outage Credit as set forth in this Section 5 shall be the sole and exclusive remedy of Customer in the event of any Outage and under no circumstances shall an Outage be deemed a default under the TSA. In the event of an Excessive Outage, if Customer exercises its right to terminate this Agreement as set forth in Section 5.1 above, then Customer shall not be entitled to receive any applicable Outage Credit for the affected Service and such termination shall be the sole and exclusive remedy of Customer in that event and under no circumstances shall the Outages which led to Customer's disconnection be deemed a default under the MSA.

        5.3.    Limitations.    Customer shall not receive an Outage Credit if the Outage is: (i) of a cumulative duration of less than one (1) hour during any month; (ii) caused by Customer or others authorized by Customer to use the Services under the TSA; (iii) due to the failure of power, facilities, equipment, systems or connections not provided by Williams; (iv) caused by the failure of Local Access Service to Williams' fiber optic network; (v) the result of scheduled maintenance where Customer has been notified of scheduled maintenance in advance; or (vi) due to a Force Majeure event as defined in the TSA. 5.4. Invoice Credit. Outage Credits shall be credited on Customer's next monthly invoice for the affected Service.

        5.4.    Invoice Credit.    Outage Credits shall be credited on Customer's next monthly invoice for the affected Service.

        6.    Technical Specifications.    Technical Specifications and Connectivity Options For Dedicated Internet Access Service:

  a.
  Network Availability.    Network Availability is a measurement of the percent of total time that service is operative when measured over a 365 consecutive day (8760 hour) period. Williams' Network availability for Dedicated Internet Access Services shall be 99.999% from POP to POP measured over a one-year period. Williams will undertake repair efforts on equipment or fiber when Williams first becomes aware of it, or when notified by Customer and Customer has released all or part of the Service for testing. The standards by which Williams' Dedicated Internet Services is measured apply on a one-way basis between Williams' POPs only. Williams does not guarantee the availability of local loops.

  b.
  Mean Time to Restore ("MTTR").    MTTR shall be the average time required to restore service and resume availability and is stated in terms of equipment failure and cable outages. The time is measured from the moment the outage is reported until the latter of (i) restoration of the first fiber on a cable cut or (ii) equipment is repaired and service is available. With respect to Dedicated Internet Access Service, Williams has an objective of repairing network equipment within an average of two (2) hours and an objective to have the first fiber on a cable cut restored within an average of six (6) hours. Williams will undertake repair efforts on equipment or fiber when Williams first becomes aware of the problem, or when notified by Customer and Customer has released all or part of the Service for testing. The maintenance standards in this Section only apply for equipment or fiber on Williams' owned and operated network and from Williams' POP to Williams' POP.

  c.
  Latency.    Latency is measured as the round trip time, averaged over a month (720 hours/month), required for a packet (100 bytes) to travel between Williams Core IP POPs (Williams IP Core Access Router to Williams IP Core Access Router). For Services on Williams' Network, Latency will be less than 55 ms maximum average round trip, not to exceed 100 ms peak between Core IP POPs when averaged over a one month period (720 hours). The SLA Latency is the average of mean latency values for IP Core POP City pairs. The customer will be provided monthly a matrix of Core IP City Pairs and averaged latency times between these pairs. The worst time from this matrix is the peak latency.

  d.
  Packet Loss.    Packet Loss is measured as the percentage of 100 byte packets at 5 iterations of 100 trials, averaged over a month (720 hours) lost between Williams Core IP POPs (Williams IP Core Access Router to Williams IP Core Access Router). For Services on Williams' Network, Packet Loss will be less than 1% averaged over a month period (720 hours) between Williams' IP Core POPs. The customer will be provided monthly a matrix of Core IP City Pairs and averaged percentages of Packet Loss between these pairs. The SLA Packet Loss is the worst percentage of packet loss from said matrix.

        7.    Implementation Intervals.    Williams' standard service implementation interval for DSN and OCN service is set forth below in Table N.3. Third Party Service implementation intervals shall be determined on an individual case basis. Williams shall make reasonable efforts to provide Williams' Services within its standard service implementation interval. Failure of Williams to deliver by such date shall not constitute a default under the TSA and Williams shall not be liable to pay to Customer any penalties or damages for Williams' failure to meet such standard service implementation intervals.

Table N.3—Implementation Intervals

Service Type	Standard Interal POP to POP
DS-1 and below	20 business days
DS-3	30 business days
OC-3, OC-12	45 business days
10 Ethernet, Fast Ethernet, Gigabit Ethernet	ICB

        8.    Planned Network Maintenance Activity.    Williams shall avoid performing network maintenance between 0600 to 2200 Central Time (or local time with respect to facilities comprising international Service), Monday through Friday, inclusive, that will have a disruptive impact on the continuity or performance level of Customer's Service. However, the preceding sentence does not apply to restoration of continuity to a severed or partially severed fiber optic cable, restoration of dysfunctional power and ancillary support equipment, or correction of any potential jeopardy conditions. Williams will use commercially reasonable efforts to notify Customer prior to emergency maintenance. Williams shall provide Customer with electronic mail, telephone, facsimile, or written notice of all non-emergency, planned network maintenance (i) not less than three (3) business days prior to performing maintenance that, in its reasonable opinion, has a substantial likelihood of affecting Customer's traffic for up to fifty (50) milliseconds, and (ii) not less than ten (10) business days prior to performing maintenance that, in its reasonable opinion, has a substantial likelihood of affecting Customer traffic for more than fifty (50) milliseconds. If Williams' planned activity is canceled or delayed, Williams shall promptly notify Customer and shall comply with the provisions of this Section to reschedule any delayed activity.

        9.    Warranty.    Williams warrants that Dedicated Internet Access Service shall be provided to Customer in accordance with the applicable Technical Specifications set forth above. Williams shall use commercially reasonable efforts under the circumstances to remedy any delays, interruptions, omissions, mistakes, accidents or errors in the Services and restore such Services to comply with the terms hereof. THE FOREGOING WARRANTY IS THE SOLE AND EXCLUSIVE WARRANTY AND IS PROVIDED IN LIEU OF ALL OTHER WARRANTIES WHETHER EXPRESS OR IMPLIED INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE OUTAGE CREDITS REMEDY PROVIDED TO CUSTOMER AS SET FORTH IN SECTION 5 OF THIS SERVICE SCHEDULE IS THE SOLE AND EXCLUSIVE REMEDY PROVIDED TO CUSTOMER AND IS IN LIEU OF ALL OTHER REMEDIES, REGARDLESS OF WHETHER THIS WARRANTY FAILS OF ITS ESSENTIAL PURPOSE.

        IN WITNESS WHEREOF, THE PARTIES HAVE INDICATED THEIR AGREEMENT BY SIGNING BELOW.

VITALSTREAM, INC.:	WILLIAMS COMMUNICATIONS, LLC:

Signature of Authorized Representative	Signature of Authorized Representative
/s/ David R. Williams	/s/ David Young
Printed Name	Printed Name
David R. Williams	David Young
Title	Title
VP Operations	VP, IP Services
Date 6/12/02	Date 6/27/02

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  Exhibit 10.5